Exhibit 99


                       INDEPENDENCE COMMUNITY BANK CORP.
                     2002 STOCK INCENTIVE PLAN, AS AMENDED

                                   ARTICLE I
                           ESTABLISHMENT OF THE PLAN

     Independence Community Bank Corp. (the "Corporation") hereby establishes this 2002 Stock Incentive Plan (the "Plan") upon the terms and conditions hereinafter stated.


                                  ARTICLE II
                              PURPOSE OF THE PLAN

     The purpose of this Plan is to improve the growth and profitability of the Corporation and its Subsidiary Companies by providing Employees and Non-Employee Directors with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and its Subsidiary Companies, and rewarding Employees and Non-Employee Directors for outstanding performance. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind. Each recipient of an Award hereunder is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt and/or exercise of an Award hereunder.


                                  ARTICLE III
                                  DEFINITIONS

     3.01 "Award" means an Option or Share Award granted pursuant to the terms of this Plan.

     3.02 "Bank" means Independence Community Bank, the wholly owned subsidiary of the Corporation.

     3.03 "Beneficiary" means the person or persons designated by a Recipient or Optionee to receive any benefits payable under the Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's surviving spouse, if any, or if none, his estate.

     3.04     "Board" means the Board of Directors of the Corporation.

     3.05 "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. Section 574.4 (unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R.
Section 574.3(c)(vii), or any successor to such sections), provided, however, if such acquisition of control involves a Fundamental Transaction (as hereinafter defined), no change in control of the Corporation shall be deemed to have occurred if either (A) the voting securities of the Corporation outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the surviving entity immediately after such Fundamental Transaction or (B) the members of the Board of Directors of the Corporation immediately prior thereto continue to represent at least 50% of the members of the Board of Directors of the surviving entity of such Fundamental Transaction; (ii) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of
Schedule 14A of Regulation 14A pursuant to the Exchange Act, or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections



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13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act but excluding the Corporation and any stock benefit plan, including this Plan, of the Corporation or any Subsidiary Company thereof), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities except for any securities purchased by the Corporation or the Bank; (iv) the stockholders of the Corporation approve (or, in the event no approval of the Corporation's stockholders is required, the Corporation consummates) a merger, consolidation, share exchange, division or other reorganization or transaction involving the Corporation (a "Fundamental Transaction") with any other corporation or entity, other than a Fundamental Transaction which results in either (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the surviving entity immediately after such Fundamental Transaction or (B) the members of the Board of Directors of the Corporation immediately prior thereto continuing to represent at least 50% of the members of the Board of Directors of the surviving entity; or (v) during any period of thirty-six consecutive months during the term of an Award, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     3.06     "Code" means the Internal Revenue Code of 1986, as amended.

     3.07 "Committee" means a committee of two or more directors appointed by the Board pursuant to Article IV, hereof each of whom shall be a Non-Employee Director (i) as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto, and (ii) within the meaning of Section 162(m) of the Code or any successor thereto.

     3.08 "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation.

     3.09 "Director" means a member of the Board of Directors of the Corporation or a Subsidiary Corporation or any successors thereto, including Non-Employee Directors as well as Officer and Employees serving as Directors.

     3.10 "Director Emeritus" and "Advisory Director" means a person appointed to serve in such capacity by the Board of either the Corporation or the Bank or the successors thereto.

     3.11 "Disability" means any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Corporation or a Subsidiary Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Corporation, if such individual were covered by that plan.

     3.12 "Effective Date" means the day upon which the Board approves this Plan.

     3.13 "Employee" means any person who is employed by the Corporation or a Subsidiary Company, or is an Officer of the Corporation or a Subsidiary Company, but not including Directors who are not also Officers of or otherwise employed by the Corporation or a Subsidiary Company.

     3.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     3.15 "Exercise Price" means the price at which a share of Common Stock may be purchased by a Optionee pursuant to an Option.

     3.16 "Fair Market Value" shall be equal to the fair market value per share of the Corporation's Common Stock on the date an Award is granted. For purposes hereof, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing



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prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Committee.

     3.17 "Incentive Stock Option" means any Option granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code or any successor thereto.

     3.18 "Non-Employee Director" means a member of the Board (including advisory boards, if any) of the Corporation or a Subsidiary Company or any successors thereto as well as an Advisory Director or Director Emeritus who is not an Officer or Employee of the Corporation or any Subsidiary Company.

     3.19 "Non-Qualified Option" means any Option granted under this Plan which is not an Incentive Stock Option.

     3.20 "Officer" means an Employee whose position in the Corporation or Subsidiary Company is that of a corporate officer, as determined by the Board.

     3.21     "Option" means a right granted under this Plan to purchase Common
Stock.

     3.22 "Optionee" means an Employee or Non-Employee Director to whom an Option is granted under the Plan.

     3.23 "Participant" means any person who holds any outstanding Award pursuant to this Plan.

     3.24 "Performance Share Award" means a Share Award granted to a Recipient pursuant to Section 9.06 of the Plan.

     3.25 "Performance Goal" means an objective for the Corporation or any Subsidiary Company or any unit thereof or any Employee of the foregoing that may be established by the Committee for a Performance Share Award to become vested, earned or exercisable. The establishment of Performance Goals are intended to make the applicable Performance Share Awards "performance based" compensation within the meaning of Section 162(m) of the Code, and the Performance Goals shall be based on one or more of the following criteria:

          (i)     net income, as adjusted for non-recurring items;
          (ii)    cash earnings;
          (iii)   earning per share;
          (iv)    cash earnings per share;
          (v)     return on average equity;
          (vi)    return on average assets;
          (vii)   assets;
          (viii)  stock price;
          (ix)    total stockholder return;
          (x)     capital;
          (xi)    net interest income;
          (xii)   market share;
          (xiii)  cost control or efficiency ratio; and
          (xiv)   asset growth.

     3.26 "Recipient" means an Employee who receives a Share Award or Performance Share Award under the Plan.



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     3.27     "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Corporation or a Subsidiary Company, or, if no such plan is applicable, which would constitute "retirement" under the Corporation's pension benefit plan, if such individual were a participant in that plan.
With respect to Non-Employee Directors, retirement means retirement from service on the Board of Directors of the Corporation or a Subsidiary Company or any successors thereto (including service as a Director Emeritus or Advisory Director to the Corporation or any Subsidiary Company) after attaining the normal retirement age as established by the Board of Directors.

     3.28 "Share Award" means a right granted under this Plan to receive a distribution of shares of Common Stock upon completion of the service as other requirements described in Article IX and includes Performance Share Awards.

     3.29 "Subsidiary Company" means those subsidiaries of the Corporation, including the Bank, which meet the definition of "subsidiary corporations" set forth in Section 424(f) of the Code, at the time of granting of the Option in question.

     3.30 "Trust" means a trust established by the Board of Directors in connection with this Plan to hold Plan assets for the purposes set forth herein.

     3.31 "Trustee" means such firm, entity or persons approved by the Board to hold legal title to the Plan and the Plan assets for the purposes set forth herein.


                                ARTICLE IV
                        ADMINISTRATION OF THE PLAN

     4.01 Duties of the Committee. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board pursuant to Section 4.02. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures which (i) deal with satisfaction of a Participant's tax withholding obligation pursuant to
Section 13.01 hereof, (ii) include arrangements to facilitate an Optionee's ability to borrow funds for payment of the exercise or purchase price of an Option, if applicable, from securities brokers and dealers, and (iii) include arrangements which provide for the payment of some or all of such exercise or purchase price by delivery of previously-owned shares of Common Stock or other property and/or by withholding some of the shares of Common Stock which are being acquired. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Award shall be final and binding in the absence of action by the Board.

     4.02 Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Committee, provided the Committee shall continue to consist of two or more members of the Board, each of whom shall be a Non-Employee Director, as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto. In addition, each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and regulations thereunder at such times as is required under such regulations. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

     4.03 Revocation for Misconduct. The Board or the Committee may by resolution immediately revoke, rescind and terminate any Option or Share Award, or portion thereof, to the extent not yet vested previously granted or awarded under this Plan to an Employee who is discharged from the employ of the Corporation or a Subsidiary



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Company for cause, which, for purposes hereof, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Unvested Options granted to a Non-Employee Director who is removed for cause pursuant to the Corporation's Certificate of Incorporation and Bylaws or the Bank's Restated Organization Certificate and Bylaws or the constituent documents of the Subsidiary Company on whose Board he serves shall terminate as of the effective date of such removal.

     4.04 Limitation on Liability. Neither the members of the Board nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and its Subsidiary Companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     4.05 Compliance with Law and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise would be contrary to applicable laws and regulations.

     4.06 Restrictions on Transfer. The Corporation may place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.


                                ARTICLE V
                               ELIGIBILITY

     Awards may be granted to such Employees and Non-Qualified Options may be granted to such Non-Employee Directors of the Corporation and its Subsidiary Companies as may be designated from time to time by the Board or the Committee. Awards may not be granted to individuals who are not Employees or Non-Employee Directors of either the Corporation or its Subsidiary Companies. Non-Employee Directors shall not be eligible to receive Share Awards or Incentive Stock Options pursuant to this Plan.


                                ARTICLE VI
                     COMMON STOCK COVERED BY THE PLAN

     6.01 Number of Shares. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan with respect to all types of Awards hereunder, subject to adjustment as provided in Article X, shall be 2,800,000. However, subject to adjustment as provided in Article X hereof, the maximum amount of shares available for Share Awards granted hereunder is 560,000. None of the shares reserved for the Plan shall be the subject of more than one Award at any time, but if a Award as to any shares is surrendered before exercise or vesting occurs, or expires or terminates for any reason without having been fully exercised or vested, or for any other reason ceases vesting or to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Award had been previously granted with respect to such shares. During the time this Plan remains in effect, the



                                     E-8

aggregate amount of grants of Awards of all types permitted hereunder to each Employee and each Non-Employee Director shall not exceed 25% and 5% of the shares of Common Stock available under the Plan, respectively. Awards made to Non-Employee Directors in the aggregate may not exceed 20% of the number of shares available under this Plan.

     6.02 Source of Shares. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.


                                ARTICLE VII
                              DETERMINATION OF
                       AWARDS, NUMBER OF SHARES, ETC.

     The Board or the Committee shall, in its discretion, determine from time to time which Employees and Non-Employee Directors will be granted Awards under the Plan, the number of shares of Common Stock subject to an Award, the vesting requirements and other features of such Awards, whether each Option will be an Incentive Stock Option or a Non-Qualified Stock Option (in the case of Employees), the exercise price of an Option and whether a Share Award will be a Performance Share Award. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee and Non-Employee Director, his present and potential contributions to the growth and success of the Corporation and/or its Subsidiary Companies, his salary as other compensation and such other factors deemed relevant to accomplishing the purposes of the Plan. The Board or the Committee may but shall not be required to request the written recommendation of the Chief Executive Officer of the Corporation other than with respect to Awards to be granted to him.


                               ARTICLE VIII
                                 OPTIONS

     Each Option granted hereunder shall be on the following terms and conditions:

     8.01 Stock Option Agreement. The proper Officers on behalf of the Corporation and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-Qualified Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Board or the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Stock Option Agreement.

     8.02     Option Exercise Price.

          (a) Incentive Stock Options. The per share price at which the subject Common Stock may be purchased upon exercise of an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, except as provided in Section 8.09(b).

          (b) Non-Qualified Options. The per share price at which the subject Common Stock may be purchased upon exercise of a Non-Qualified Option shall be established by the Committee at the time of grant, but in no event shall be less than the one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Non-Qualified Option is granted.

     8.03     Vesting and Exercise of Options.

          (a) General Rules. Incentive Stock Options and Non-Qualified Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Committee.



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Notwithstanding the foregoing, except as provided in Section 8.03(b) hereof, no vesting shall occur on or after an Optionee's employment and/or service as a Non-Employee Director (which, for purposes hereof, shall include service as a Director Emeritus or Advisory Director) with the Corporation and all Subsidiary Companies is terminated for any reason other than his death, Disability, Retirement or in the event of a Change in Control of the Corporation. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded down to the nearest whole number, provided that such fractional shares shall be aggregated and deemed vested on the final date of vesting.

          (b) Accelerated Vesting. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, all Options granted under this Plan shall become vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Company and/or service as a Non-Employee Director because of his death, Disability or Retirement. All outstanding Options hereunder shall become immediately vested and exercisable in full as of the effective date of a Change in Control of the Corporation; provided, however, that in the event the Change in Control of the Corporation is the result of the occurrence of a Fundamental Transaction, an Optionee's Options shall not become immediately vested and exercisable in full unless said Optionee's employment or service with the Corporation and its Subsidiary Companies is terminated without cause as of the effective date of the Change in Control of the Corporation or within six months thereafter.

     8.04     Duration of Options.

          (a) General Rule. Except as provided in Sections 8.04(b) and 8.09, each Option or portion thereof granted to an Employee shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) six (6) months after the date on which the Employee ceases to be employed by or serve as a Director of the Corporation and all Subsidiary Companies, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of employment or service to a period not exceeding five (5) years.

     Except as provided in Section 8.04(b), each Option or portion thereof granted to a Non-Employee Director shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) three (3) years after the date on which the Non-Employee Director ceases to serve as a director of the Corporation and all Subsidiary Companies (including service as a Director Emeritus or Advisory Director), unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of service to a period not exceeding five (5) years.

          (b) Exceptions. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted: (i) if an Employee terminates his employment with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Employee shall have the right, during the five (5) year period following his termination due to Disability or Retirement, to exercise such Options, and (ii) if a Non-Employee Director terminates his service as a Director (including service as an Advisory Director or Director Emeritus) with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Non-Employee Director shall have the right, during the five (5) year period following his termination due to Disability or Retirement, to exercise such Options.

     Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, if an Employee or Non-Employee Director terminates his employment or service with the Corporation or a Subsidiary Company following a Change in Control of the Corporation without having fully exercised his Options, the Optionee shall have the right to exercise such Options during the remainder of the original ten (10) year term of the Option from the date of grant.

     If an Optionee dies while in the employ or service of the Corporation or a Subsidiary Company or terminates employment or service with the Corporation or a Subsidiary Company, including as a result of Disability or Retirement, and dies without having fully exercised his Options, the executors, administrators, legatees or distributees of his estate shall have the right, during the two (2) year period following his death, to exercise such Options.

     Notwithstanding anything to the contrary herein, in no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

     In the event an Incentive Stock Option is not exercised within ninety
(90) days (or one (1) year with respect to termination due to Disability or death) of the effective date of termination of Optionee's status as an Employee, the tax treatment accorded Incentive Stock Options by the Code may not be available. In addition, the accelerated vesting of Incentive Stock Options provided by Section 8.03(b) may result in all or a portion of such Incentive Stock Options no longer qualifying as Incentive Stock Options.

     8.05 Nonassignability. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee's lifetime shall be exercisable only by such Optionee or the Optionee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Options may transfer such Options to his immediate family or to a duly established trust for the benefit of one or more of these individuals. For purposes hereof, "immediate family" includes but is not necessarily limited to, the Participant's spouse, children (including step children), parents, grandchildren and great grandchildren. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to this Section 8.05. Options which are transferred pursuant to this Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

     8.06 Manner of Exercise. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.01 above.

     8.07 Payment for Shares. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, or (iii) at the discretion of the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. With respect to subclause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (x) purchased in open market transactions or (y) issued by the Corporation pursuant to a plan thereof more than six months prior to the exercise date of the Option.

     8.08 Voting and Dividend Rights. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Corporation's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

     8.09 Additional Terms Applicable to Incentive Stock Options. All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 8.01 to 8.08 above, to those contained in this Section 8.09.

          (a) Amount Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under this Plan, and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Corporation (or any parent or Subsidiary Company), shall not exceed $100,000.

          (b) Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Corporation or any Subsidiary Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Corporation at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.03 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

          (c) Notice of Disposition; Withholding; Escrow. An Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one
(1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee or the Board may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.09(c).


                              ARTICLE IX
                             SHARE AWARDS

     9.01 Share Award Notice. As promptly as practicable after the granting of a Share Award pursuant to the terms hereof, the Board or the Committee shall notify the Recipient in writing of the grant of the Award, the number of shares covered by the Share Award, whether the Share Award is a Performance Share Award and the terms upon which the shares subject to the Award shall be distributed to the Recipient. The Board or the Committee shall maintain records as to all grants of Share Awards and Performance Share Awards under the Plan.

     9.02     Earning Plan Shares; Forfeitures.

          (a) General Rules. Subject to the terms hereof, Share Awards granted hereunder shall be earned at the rate and to the extent as may be specified by the Committee at the date of grant thereof. If the employment of an Employee (or service as a Non-Employee Director (including for purposes hereof service as a Director Emeritus or Advisory Director) in the event the Recipient is serving as a Director at the time of termination of employment and will continue thereafter to serve in the capacity as a Non-Employee Director) is terminated before the Share Award has been completely earned for any reason (except as specifically provided in subsections (b), (c) and (d) below), the Recipient shall forfeit the right to any shares subject to the Share Award which have not theretofore been earned. In the event of a forfeiture of the right to any shares subject to a Share Award, such forfeited shares shall become available for grant pursuant to Articles VI and VII as if no Share Award had been previously granted with respect to such shares. No fractional shares shall be distributed pursuant to this Plan.

          (b) Exception for Terminations Due to Death, Disability or Retirement. Notwithstanding the general rule contained in Section 9.02(a), unless the Board or the Committee shall specifically state otherwise at the time the Share Award is granted, all shares subject to a Share Award held by a Recipient whose employment with the Corporation or any Subsidiary Company (or service as a Non-Employee Director (including for purposes hereof service as a Director Emeritus or Advisory Director) in the event the Recipient received a Share Award while serving as an Employee and continued to serve as a Non-Employee Director subsequent to his termination of employment) terminates due to death, Disability or Retirement shall be deemed fully earned as of the Recipient's last day of employment with and/or service to the Corporation or any Subsidiary Company (provided, however, no such accelerated vesting shall occur if a Recipient remains employed by or continues to serve as a Director of the Corporation or at least one Subsidiary Company (including for purposes hereof service as a Director Emeritus or Advisory Director)) and shall be distributed as soon as practicable thereafter.

          (c) Exception for a Change in Control of the Corporation. Notwithstanding the general rule contained in Section 9.02(a), all shares subject to a Share Award held by a Recipient shall be deemed to be fully earned as of the effective date of a Change in Control of the Corporation; provided, however, that in the event that the Change in Control of the Corporation is the result of the occurrence of a Fundamental Transaction, a Recipient's Share Award shall not be deemed fully earned unless such Recipient's employment or service with the Corporation and its Subsidiary Companies is terminated without cause as of the effective date of the Change in Control of the Corporation or within six months thereafter.

     9.03 Distribution of Dividends. Any cash dividends (including special, large and nonrecurring dividends, including any that has the effect of a return of capital to the Corporation's stockholders) or stock dividends declared in respect of each unvested Share Award or Performance Share Award will be held by the Trust for the benefit of the Recipient on whose behalf such Share Award or Performance Share Award is then held by the Trust and such dividends, including any interest thereon, will be paid out proportionately by the Trust to the Recipient thereof as soon as practicable after the Share Awards become earned. Any cash dividends or stock dividends declared in respect of each vested share held by the Trust will be paid by the Trust, as soon as practicable after the Trust's receipt thereof, to the Recipient on whose behalf such share is then held by the Trust.

     9.04 Distribution of Plan Shares.

          (a) Timing of Distributions: General Rule. Subject to the provisions of Section 9.06 hereof, shares shall be distributed to the Recipient or his Beneficiary, as the case may be, as soon as practicable after they have been earned.

          (b) Form of Distributions. All shares, together with any shares representing stock dividends, shall be distributed in the form of Common Stock. One share of Common Stock shall be given for each share earned and distributable. Payments representing cash dividends shall be made in cash.

          (c) Restrictions on Selling of Plan Shares. Share Awards may not be sold, assigned, pledged or otherwise disposed of prior to the time that they are earned and distributed pursuant to the terms of this Plan. Upon distribution, the Board or the Committee may require the Recipient or his Beneficiary, as the case may be, to agree not to sell or otherwise dispose of his distributed shares except in accordance with all then applicable Federal and state securities laws, and the Board or the Committee may cause a legend to be placed on the stock certificate(s) representing the distributed shares in order to restrict the transfer of the distributed shares for such period of time or under such circumstances as the Board or the Committee, upon the advice of counsel, may deem appropriate.

     9.05 Voting of Plan Shares. After a Share Award (other than a Performance Share Award) has been made, the Recipient shall be entitled to direct the Trustee as to the voting of the Shares which are covered by the Share Award and which have not yet been earned and distributed to him pursuant to Section 9.04, subject to rules and procedures adopted by the Committee for this purpose. All shares of Common Stock held by the Trust, if any, which have not been awarded under a Share Award, shares subject to Performance Share Awards which have not vested and shares which have been awarded as to which Recipients have not directed the voting shall be voted by the Trustee in its discretion.

     9.06     Performance Awards

          (a) Designation of Performance Share Awards. The Committee may determine to make any Share Award a Performance Share Award by making such Share Award contingent upon the achievement of a

Performance Goal or any combination of Performance Goals. Each Performance Share Award shall be evidenced by a written agreement ("Award Agreement"), which shall set forth the Performance Goals applicable to the Performance Share Award, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Share Award. Each Performance Share Award shall be granted and administered to comply with the requirements of
Section 162(m) of the Code.

          (b) Timing of Grants. Any Performance Share Award shall be made not later than 90 days after the start of the period for which the Performance Share Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a year the amount of a Performance Share Award that would otherwise be payable upon achievement of the Performance Goals but may reduce or eliminate the payments as provided for in the Award Agreement.

          (c) Restrictions on Grants. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

          (d) Rights of Recipients. Notwithstanding anything to the contrary herein, a Participant who receives a Performance Share Award payable in Common Stock shall have no rights as a stockholder until the Common Stock is issued pursuant to the terms of the Award Agreement.

          (e) Distribution. No Performance Share Award or portion thereof that is subject to the attainment or satisfaction of a condition of a Performance Goal shall be distributed or considered to be earned or vested until the Committee certifies in writing that the conditions or Performance Goal to which the distribution, earning or vesting of such Award is subject have been achieved.

     9.07. Nontransferable. Share Awards and Performance Share Awards and rights to shares shall not be transferable by a Recipient, and during the lifetime of the Recipient, shares which are the subject of Share Awards may only be earned by and paid to a Recipient who was notified in writing of an Award by the Committee pursuant to Section 9.01. No Recipient or Beneficiary shall have any right in or claim to any assets of the Plan or Trust, nor shall the Corporation or any Subsidiary Company be subject to any claim for benefits hereunder.


                               ARTICLE X
                    ADJUSTMENTS FOR CAPITAL CHANGES

     The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any outstanding Award relates, the maximum number of shares that can be covered by Awards to each Employee, each Non-Employee Director and Non-Employee Directors as a group and the exercise price per share of Common Stock under any outstanding Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation, the shares of the Corporation's Common Stock shall be exchanged for other securities of the Corporation or of another corporation, each recipient of an Award shall be entitled, subject to the conditions herein stated, to purchase, acquire or receive such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such Participants would have been entitled to purchase, acquire or receive except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options. Notwithstanding any provision to the contrary, the exercise price of shares subject to outstanding Awards may be proportionately adjusted upon the payment of a special large and nonrecurring dividend that has the effect of a return of capital to the stockholders, providing that the adjustment to the per share exercise price shall satisfy the criteria set forth in Emerging Issues Task Force 90-9 (or any successor thereto) so that the adjustments do not result in compensation expense, and provided further that if such adjustment with respect to incentive stock options would be treated as a modification of the outstanding incentive stock options with the effect that, for purposes of Sections 422 and 425(h) of the Code, and the rules and regulations promulgated thereunder, new incentive options would be deemed to be granted, then no adjustment to the per share exercise price of outstanding stock options shall be made.


                               ARTICLE XI
                 AMENDMENT AND TERMINATION OF THE PLAN

     Except as otherwise provided herein, the Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under this Plan except as specifically authorized herein. Furthermore, in the event of the termination of the Plan, Recipients' Share Awards (including Performance Share Awards) shall be distributed thereto regardless of whether or not such Share Awards had been earned under the requirements of Article IX hereof.

     Notwithstanding anything to the contrary herein, in no event shall the Board of Directors without stockholder approval amend the Plan or shall the Board of Directors or the Committee amend an Award in any manner that effectively allows the repricing of any Option previously granted under the Plan either through a reduction in the Exercise Price or through the cancellation and regrant of a new Option in exchange for the cancelled Option (except as permitted pursuant to Article X in connection with a change in the Company's capitalization).


                               ARTICLE XII
                      EMPLOYMENT AND SERVICE RIGHTS

     Neither the Plan nor the grant of any Awards hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-Employee Director to continue in such capacity.


                               ARTICLE XIII
                               WITHHOLDING

     13.01 Tax Withholding. The Corporation may withhold from any cash payment or Common Stock distribution made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Corporation may require the Participant to pay to the Corporation the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Corporation also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.09(c).

     13.02 Methods of Tax Withholding. The Board or the Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant's tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Award and/or by the Participant's delivery of previously-owned shares of Common Stock or other property.


                               ARTICLE XIV
                            DEFERRED PAYMENTS

     14.01 Deferral of Options and Share Awards. Notwithstanding any other provision of this Plan, a Participant may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the delivery of the proceeds of the exercise of any Non-Qualified Option not transferred under the provisions of Section 8.05 hereof or the shares earned upon vesting of a Share Award.

     14.02     Timing of Election.

     (a) Non-Qualified Options. The election to defer the delivery of the proceeds from any eligible Non-Qualified Option must be made at least six (6) months prior to the date such Option is exercised or at such other time as the Committee may specify. Deferrals of eligible Non-Qualified Options shall only be allowed for exercises of Options that occur while the Participant is in active service with the Corporation or one of its Subsidiary Companies.
Any election to defer the proceeds from an eligible Non-Qualified Option shall be irrevocable as long as the Optionee remains an Employee and/or a Non-Employee Director of the Corporation or one of its Subsidiary Companies.

     (b) Share Awards. The election to defer the delivery of any Share Award must be made no later than the last day of the calendar year preceding the calendar year in which the Recipient would otherwise have an unrestricted right to receive such Award. Deferrals of eligible Share Awards shall only be allowed for Share Awards for which all applicable restrictions lapse while the Recipient is in active service with the Corporation or one of its Subsidiary Companies. Any election to defer the proceeds from an eligible Share Award shall be irrevocable as long as the Recipient remains an Employee and/or a Non-Employee Director of the Corporation or one of its Subsidiary Companies.

     14.03 Stock Option Deferral. The deferral of the proceeds of Non-Qualified Options may be elected by an Optionee subject to the rules and regulations established by the Committee and in accordance with the terms of the Corporation's Deferred Compensation Plan. The proceeds shall be credited to the Participant's deferred stock option account in the Corporation's Deferred Compensation Plan as a number of deferred shares or share units equivalent in value to those proceeds.

     14.04 Share Award Deferral. The deferral of Share Awards may be elected by a Recipient subject to the rules and regulations established by the Committee and in accordance with terms of the Corporation's Deferred Compensation Plan. Upon the lapsing of restrictions on such a Share Award, the Committee shall credit to a deferred share award account established for the Recipient in the Corporation's Deferred Compensation Plan a number of deferred shares or share units equivalent in value to the number of deferred Share Awards multiplied by the Fair Market Value of Common Stock. Any shares covered by such deferred Share Awards shall be transferred from this Plan to any trust created by the Corporation's Deferred Compensation Plan.

     14.05 Accelerated Distributions. To the extent permitted by the Corporation's Deferred Compensation Plan, the Committee may, at its sole discretion, allow for the early payment of a Participant's deferred Option and/or Share Award account in the event of an "unforeseeable emergency" or in the event of the death or Disability of the Participant. An "unforeseeable emergency" means an unanticipated emergency caused by an event beyond the control of the Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Corporation's Deferred Compensation Plan and the Code and the regulations promulgated thereunder.

     14.06 Assignability. Unless otherwise permitted by the Corporation's Deferred Compensation Plan, no rights to deferred Option accounts or deferred Share Award accounts may be assigned or subject to any encumbrance, pledge or charge of any nature except that an Optionee or Recipient may designate a beneficiary pursuant to any rules established by the Committee.

     14.07 Unfunded Status. No Participant or other person shall have any interest in any fund or in any specific asset of the Corporation or one of its Subsidiary Companies by reason of any amount credited to the Corporation's Deferred Compensation Plan pursuant to the provisions hereof. Any amounts payable pursuant to the provisions hereof shall be paid from the general assets of the Corporation or one of its Subsidiary Companies and no

Participant or other person shall have any rights to such assets beyond the rights afforded general creditors of the Corporation or one of its Subsidiary Companies. However, the Corporation or one of its Subsidiary Companies shall have the right to establish a reserve or trust or make any investment for the purpose of satisfying the obligations created under this Article XIV of the Plan; provided, however, that no Participant or other person shall have any interest in such reserve, trust or investment.


                                ARTICLE XV
                                  TRUST

     15.01 Trust. The Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and Trust and the applicable directions, rules, regulations, procedures and policies established by the Committee pursuant to the Plan.

     15.02 Management of Trust. It is the intent of this Plan and Trust that the Trustee shall have complete authority and discretion with respect to the arrangement, control and investment of the Trust, and that the Trustee shall invest all assets of the Trust in Common Stock to the fullest extent practicable, except to the extent that the Trustee determines that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. In performing its duties, the Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:

          (a) To invest up to one hundred percent (100%) of all Trust assets in Common Stock without regard to any law now or hereafter in force limiting investments for trustees or other fiduciaries. The investment authorized herein may constitute the only investment of the Trust, and in making such investment, the Trustee is authorized to purchase Common Stock from the Corporation or from any other source, and such Common Stock so purchased may be outstanding, newly issued or treasury shares.

          (b) To invest any Trust assets not otherwise invested in accordance with (a) above, in such deposit accounts, certificates of deposit, obligations of the United States Government or its agencies or such other investments as shall be considered the equivalent of cash.

          (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust.

          (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust).

          (e) To hold cash without interest in such amounts as may in the opinion of the Trustee be reasonable for the proper operation of the Plan and Trust.

          (f) To employ brokers, agents, custodians, consultants and accountants.

          (g) To hire counsel to render advice with respect to its rights, duties and obligations hereunder, and such other legal services or representation as it may deem desirable.

          (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

     Notwithstanding anything herein contained to the contrary, the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or give bond.

     15.03 Records and Accounts. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Board or the Committee.

     15.04 Expenses. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation or, in the discretion of the Corporation, the Trust.

     15.05 Indemnification. Subject to the requirements of applicable laws and regulations, the Corporation shall indemnify, defend and hold the Trustee harmless against all claims, expenses and liabilities arising out of or related to the exercise of the Trustee's powers and the discharge of its duties hereunder, unless the same shall be due to its gross negligence or willful misconduct.

     15.06. Tax Status of Trust. It is intended that the trust established hereby be treated as a Grantor Trust of the Corporation under the provisions of Section 671 et seq. of the Code as the same may be amended from time to time.


                              ARTICLE XVI
                   EFFECTIVE DATE OF THE PLAN; TERM

     16.01 Effective Date of the Plan. This Plan shall become effective on the Effective Date. Awards may be granted hereunder prior to the date that this Plan is approved by stockholders of the Corporation and prior to the termination of the Plan, provided (i) that this Plan is approved by stockholders of the Corporation pursuant to Article XVII hereof and (ii) that no Options granted hereunder may be exercised or transferred prior to receipt of such stockholder approval and that no Plan Awards shall be earned prior to receipt of such stockholder approval. In the event stockholder approval of the Plan is not obtained, any Awards already granted shall be cancelled.

     16.02 Term of the Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.


                              ARTICLE XVII
                          STOCKHOLDER APPROVAL

     The Corporation shall submit this Plan to stockholders for approval at a meeting of stockholders of the Corporation held within twelve (12) months following the Effective Date in order to meet the requirements of (i) Section 422 of the Code and regulations thereunder, (ii) Section 162(m) of the Code and regulations thereunder, and (iii) the Nasdaq Stock Market for continued quotation of the Common Stock on the Nasdaq National Market.


                             ARTICLE XVIII
                             MISCELLANEOUS

     18.01 Governing Law. To the extent not governed by federal law, this Plan shall be construed under the laws of the State of Delaware.

     18.02 Pronouns. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.